Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the: (1) Registration Statements (Forms S-8 No. 333-72724 and No. 333-40520) pertaining to the Private Business Inc. 2000 Employee Stock Purchase Plan; (2) Registration Statement (Form S-8 No. 333-116402) pertaining to the Private Business, Inc. 2004 Equity Incentive Plan; and (3) Registration Statement (Form S-8 No. 333-133604) pertaining to the Private Business, Inc. 2005 Long-Term Equity Incentive Plan, of our report dated February 18, 2005 (except for the Reclassifications paragraph of Note 1, as to which the date is August 1, 2006 and Note 25, as to which the date is September 8, 2006), with respect to the 2004 and 2003 consolidated financial statements and schedule of Goldleaf Financial Solutions, Inc. (formerly Private Business, Inc.) included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

Nashville, Tennessee
September 15, 2006